Exhibit 99.1

Company Contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Telephone: +86 53 8620 2206
Email: ir@chinabiologic.com
www.chinabiologic.com

FOR RELEASE ON NOVEMBER 7, 2011 AT 4:20 p.m. EST (New York)

China Biologic Reports Third Quarter 2011 Results

TAI'AN, Shandong Province, China, November 7, 2011 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), today reported its financial results for the three and nine months ended September 30, 2011.

Financial highlights for the third quarter 2011

  Total sales increased $5.3 million or 14.7% to $41.3 million in the third quarter 2011 from $36.0 million in the third quarter 2010, including the benefit of a 6.1% gain from foreign exchange translation. Total sales in RMB increased 8.6% in the third quarter 2011 from the third quarter of last year.

  Gross profit increased $0.2 million or 0.8% to $27.5 million in the third quarter 2011 from $27.3 million in the third quarter 2010. The gross profit margin was 66.7% in the third quarter 2011 compared with 75.9% in the third quarter 2010.

  (Loss) income from operations decreased $28.2 million or 149.9% to a loss of $9.4 million in the third quarter 2011 from $18.8 million in the third quarter 2010. The third quarter 2011 included a non-cash charge for impairment loss of goodwill of $18.1 million and a non-cash loss on abandonment of long-lived assets of $6.5 million.

  GAAP net (loss)/income attributable to China Biologic decreased $23.1 million or 168.2% to a net loss of $9.4 million in the third quarter 2011 from a net income of $13.7 million in the third quarter 2010.

  Diluted net loss per share was $0.37 in the third quarter 2011, down from diluted net income per share of $0.39 in the third quarter 2010.

  Excluding non-cash employee stock compensation, non-cash gain related to change in fair value of derivative liability, impairment loss of goodwill and loss on abandonment of long-lived assets and write-off of raw plasma materials due to the closure of the plasma collection stations of Guizhou Taibang, the non-GAAP adjusted net income attributable to China Biologic was $11.0 million or diluted net income per share of $0.42 in the third quarter 2011, from $10.5 million or $0.40 per diluted share in the third quarter 2010.

CEO Comments

Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic, said, “With the closure of our plasma collection stations in August 2011 due to the unexpected policy changes by the Guizhou provincial government, we have taken several measures to mitigate the loss of about 34% of our total raw plasma collection (based on our collection volume in 2010). Those measures are both short-term and longer-term.

“First, to ensure a minimal write-off on the collected plasma from these closed stations, we will maintain adequate employees from the closed stations to actively track donors who made donations before the stations closed on August 1 but have not yet returned for a second test for compliance with 90-day quarantine rules.

“Second, we are in the process of reallocating resources from the closed stations to other facilities within the Company in order to maximize their utilization.

“Third, we are working on strategies to explore new suitable regions for new plasma stations, especially in other provinces. That process, from gaining multiple levels of government approval to selecting appropriate locations for building plasma stations can be a relatively long process with some uncertainties, given the need for station construction, equipment installation, inspections and licensing, and donor promotion and education programs.

“Fourth, we are adjusting our production plan and sales strategy both in the short-term and mid-term to leverage the available resources to maximize profit as we respond to changing market dynamics.

“Last, we further increased our direct sales efforts on the hospitals and inoculation centers that are likely to be our best and highest volume customers for the long-term. That effort has also been accelerating the increase in the portion of our sales that are sold directly to institutions instead of through independent distributors and others. As you recall, we believe the shift to direct sales is very important to our long-term success.”

Results for the three months ended September 30, 2011

Total sales increased by $5.3 million or 14.7% to $41.3 million in the third quarter 2011 from $36.0 million in the third quarter 2010, mainly due to higher sales volume and an increase in foreign exchange translation that contributed a 6.1% increase in sales.

Sales, average prices and volume for Q3 2011 / Q3 2010

U.S. dollars in millions except percents			Percent change Q3 2011 / Q3 2010
	Q3 2011%	Q3 2011	Sales		Average selling price		Sales
Products	of total sales	Sales $	In USD	In RMB	In USD	In RMB	volume
Human albumin	54.4%	$22.4	+28.4%	+21.6%	+4.3%	-1.2%	+23.1%
Human immunoglobulin for intravenous	31.0%	12.8	-1.9%	-7.3%	+8.9%	+2.9%	-9.9%
Human hepatitis B immunoglobulin	4.4%	1.8	-29.0%	-32.8%	+8.1%	+2.2%	-34.3%
Human rabies immunoglobulin	1.9%	0.8	-26.7%	-29.6%	-5.8%	-9.4%	-22.2%
Human tetanus immunoglobulin	7.5%	3.1	+108.7%	+98.5%	-5.9%	-10.5%	+121.7%
Other	0.9%	0.4		-
Total	100.0%	$41.3	+14.7%	+8.6%

Human albumin sales increased in the third quarter 2011 at higher average prices with higher volumes as compared to the third quarter 2010. Human albumin products, which were 54.4% of total sales in the third quarter 2011, had an average price increase of 4.3% from the third quarter 2010. Excluding the foreign exchange translation effect, the average price in RMB decreased 1.2% from the third quarter 2010. The average price decrease in human albumin was due to the continued increase in volume of imported products competing with our products. Sales volume of human albumin increased 23.1% from the third quarter 2010.

Human immunoglobulin for intravenous injection (“IVIG”) sales increased in the third quarter 2011 at higher average prices with lower volumes. IVIG products, which were 31.0% of total sales in the third quarter 2011, had an average price increase of 8.9% from the third quarter 2010. Excluding the foreign exchange translation effect, the average price in RMB increased 2.9% from the third quarter 2010. The average price increase in IVIG was primarily due to the continuing shortage in supply of such products. Sales volume of IVIG products decreased 9.9% from the third quarter 2010, mainly due to lower occurrences of hand-foot-and-mouth disease in the third quarter 2011 than in the third quarter 2010.

Human hepatitis B immunoglobulin sales decreased in the third quarter 2011 at higher average prices with lower volumes. Human hepatitis B immunoglobulin products, which were 4.4% of total sales in the third quarter, had an average price increase of 8.1% from the third quarter 2010. Excluding the foreign exchange translation effect, the average price in RMB increased 2.2% from the third quarter 2010. Sales volume of human hepatitis B immunoglobulin products decreased 34.3% from the third quarter 2010, mainly due to a lower demand as a result of a new government program emphasizing inoculations for new-born infants instead of pre-natal mothers.

Human rabies immunoglobulin sales decreased in the third quarter 2011 at lower average prices with lower volumes. Human rabies immunoglobulin products, which were 1.9% of total sales, had an average price decrease of 5.8% from the third quarter 2010. Excluding the foreign exchange translation effect, the average price in RMB decreased 9.4% from the third quarter 2010. The price decrease in human rabies immunoglobulin was mainly due to a higher level of competition in the market. Sales volume of human rabies immunoglobulin products decreased 22.2% from the third quarter 2010 mainly due to lower availability of raw materials needed for production.

Human tetanus immunoglobulin sales increased in the third quarter 2011 at lower average prices with higher volumes. Human tetanus immunoglobulin products, which were 7.5% of total sales in the third quarter, had an average price decrease of 5.9% . Excluding the foreign exchange translation effect, the average price in RMB decreased 10.5% from the third quarter 2010. The price decrease in human tetanus immunoglobulin was mainly due to a higher level of competition in the market. Sales volume of human tetanus immunoglobulin products increased 121.7%, mainly due to the increased availability of the product for sale during the quarter.

Unlike our human albumin and IVIG products, the availability of hyper-immune products depends on various factors, including the availability of specific vaccinated plasma and production lines. Consequently, our sales of hyper-immune products (to prevent or treat rabies and tetanus) may vary significantly from quarter to quarter.

Cost of sales increased $5.1 million or 58.6% to $13.8 million in the third quarter from $8.7 million in the third quarter 2010. Cost of sales as a percent of total sales was 33.3% in the third quarter compared with 24.1% in the third quarter 2010. The increases in cost of sales and percentage of sales were in line with the higher sales volume for certain products and higher costs for plasma paid to donors, as well as a write-off of $0.7 million for raw material plasma that is expected not to qualify for production due to the 90-day quarantine period rules because the related sourcing plasma stations were closed by Guizhou provincial government. The cost of plasma, our main raw material, is the most significant component of our cost of sales. In an effort to increase plasma collection volume and expand our donor base, we increased nutrition fees and spending on promotional programs for donors, which contributed to the higher cost of sales in the third quarter 2011 from the third quarter 2010.

Gross profit increased $0.2 million or 0.8% to $27.5 million in the third quarter from $27.3 million in the third quarter 2010. Gross profit margin declined to 66.7% in the third quarter 2011 from 75.9% in the third quarter 2010 mainly due to decreases in average prices in some of our products and the increase in raw material costs and the raw material write-off as discussed above.

Operating expenses increased $28.4 million or 334.7% to $36.9 million in the third quarter from $8.5 million in the third quarter 2010. The increase was primarily due to a goodwill impairment loss of $18.1 million, a non-cash loss on abandonment of long-lived assets of $6.5 million, a 66.1% increase in selling expenses, and a 39.1% increase in general and administrative expenses. Total operating expenses as a percentage of sales increased to 89.4% in the third quarter from 23.6% in the third quarter 2010. Excluding the non-cash charge for impairment loss of goodwill and loss on abandonment of long-lived assets, the operating expenses increased $3.8 million or 45.1% to $12.3 million in the third quarter from $8.5 million in the third quarter 2010.

Selling expenses increased $1.5 million or 66.1% to $3.7 million in the third quarter 2011 from $2.2 million in the third quarter 2010. As a percent of sales, selling expenses in the third quarter 2011 increased to 9.0% from 6.2% in the third quarter 2010. The increase was primarily due to the expansion of our sales force and the increase in our promotional and conference activities, which are in line with our continuing efforts to expand our customer base in hospitals and inoculation centers throughout China to help counter the negative effects of the price pressures on certain products caused by increased competition.

General and administrative expenses increased $2.3 million or 39.1% to $8.1 million in the third quarter 2011 from $5.8 million in the third quarter 2010. As a percentage of sales, general and administrative expenses increased to 19.6% in the third quarter from 16.2% in the third quarter 2010 mainly due to higher expenses for payroll and employee benefits, as well as an increase of $1.2 million in non-cash employee stock compensation expenses. The increase in payroll was mainly due to our efforts to enhance corporate governance with the addition of corporate officers, general payroll increase to keep up with the labor market and the addition of new corporate offices in Beijing.

Research and development expenses increased $0.08 million or 17.8% to $0.5 million in the third quarter from $0.4 million in the third quarter 2010. As a percentage of sales, research and development expenses for both third quarters were 1.2% .

Following the closure of four plasma collection stations of Guizhou Taibang, the Company revised its earnings guidance for the year of 2011 and experienced incremental declines in its stock price and market capitalization in the third quarter of 2011. The closure of the plasma collection stations is considered to be a triggering event that the fair value of the Company’s reporting unit would more likely than not be below its book value. Therefore the Company performed a two-step goodwill impairment test and concluded that for the three months ended September 30, 2011, a goodwill impairment loss of $18.1 million was recognized in the Company’s single reporting unit since the carrying amount of the reporting unit was greater than the fair value of the reporting unit (as determined based on the quoted market price) and the carrying amount of the reporting unit goodwill exceeded the implied fair value of that goodwill.

As a result of the closure of four plasma collection stations of Guizhou Taibang, certain equipment, office furniture, building improvement and plasma collection permits were abandoned during the three months ended September 30, 2011. Loss on these long-lived assets of $6.5 million was recognized in the three months ended September 30, 2011.

(Loss)/income from operations decreased 149.9% to a loss of $9.4 million in the third quarter from an income of $18.8 million in the third quarter 2010. The operating income margin declined to (22.7)% in the third quarter from 52.3% in the third quarter 2010.

The embedded derivatives (including the conversion option) in our senior secured convertible notes and warrants issued in June 2009 are recorded at fair value. The Company recognized a gain of $2.9 million from the change in fair value of derivative liabilities in the third quarter 2011 compared with $3.8 million in the third quarter 2010. The recognized gain from the change in the fair value of the derivative liabilities in the third quarter 2011 was mainly due to a decrease in the price of our common stock from $10.20 per share as of June 30, 2011 to $6.81 per share as of September 30, 2011. As of September 30, 2011, the embedded conversion option in our convertible notes was no longer outstanding because the convertible notes had been fully converted. Future changes in the market price of our common stock could cause the fair value of the warrants to change significantly in future periods.

Interest expense decreased $0.3 million or 45.0% to $0.4 million in the third quarter from $0.7 million in the third quarter 2010 primarily because the convertible notes, which incurred interest charges of $0.5 million in the third quarter 2010, became nil for the third quarter 2011 since the convertible notes were fully converted on June 10, 2011. Interest income increased $0.2 million or 111.5% to $0.5 million in the third quarter from $0.2 million in the third quarter 2010.

The provision for income taxes decreased $2.4 million or 69.7% to $1.0 million in the third quarter from $3.4 million in the third quarter 2010. The decrease of income tax provision was mainly attributable to the decrease in the applicable income tax rate of Guizhou Taibang from 25% for the six months ended June 30, 2011 to 15% for the nine months ended September 30, 2011.

The net loss attributable to China Biologic was $9.4 million in the third quarter 2011 compared with the net income attributable to China Biologic of $13.7 million in the third quarter 2010 for the reasons discussed in detail above.

GAAP net loss attributable to China Biologic in the third quarter 2011 was $9.4 million or a loss of $0.37 per diluted share compared with the net income attributable to China Biologic of $13.7 million or $0.39 per diluted share in the third quarter 2010.

Non-GAAP adjusted net income was $11.0 million or $0.42 per diluted share in the third quarter of 2011 compared with $10.5 million, or $0.40, per diluted share in the third quarter of 2010.

Non-GAAP adjusted net income and diluted earnings per share in the third quarter 2011 excluded an aggregate $2.9 million of gains, which are related to the change in the fair value of derivative liabilities, and added back $1.2 million of non-cash employee stock compensation expenses, $18.1 million of non-cash impairment loss of goodwill, $3.5 million of controlling interest portion of loss on abandonment of long-lived assets and $0.4 million of controlling interest portion of raw material write-off as a result of the closing of the plasma stations of Guizhou Taibang. Please see the table at the end of this release for the reconciliation of our non-GAAP measures to the nearest comparable GAAP measures.

Results for the first nine months of 2011

Total sales increased by 12.9% or $13.4 million to $117.4 million for the nine months ended September 30, 2011 from $104.0 million for the nine months ended September 30, 2010 primarily due to increases in prices and/or sales volume of certain of our plasma based products. In addition, foreign exchange translation accounted for 5.2% of the sales increase.

Gross profit increased by $4.0 million or 5.1% to $81.8 million for the nine months ended September 30, 2011 from $77.9 million for the same period in 2010. Gross profit margin decreased to 69.7% for the nine months ended September 30, 2011, from 74.9% for the same period in 2010. The decrease in gross profit margin was mainly due to the price decreases of certain products and higher raw material costs as discussed above.

Income from operations decreased $32.5 million, or 59.2%, in the first nine months of 2011 to $22.4 million from $54.8 million in the first nine months of 2010. The decrease was mainly due to the lower gross profit margin discussed above, an 82.8% increase in selling expenses, 39.2% increase in general and administrative expenses, a non-cash charge for impairment of goodwill of $18.1 million and a non-cash loss on abandonment of long-lived assets of $6.5 million for the first nine months of 2011 compared with the same period of 2010.

Net income attributable to China Biologic decreased $23.8 million or 63.7% to $13.5 million for the first nine months of 2011 from $37.3 million for the same period in 2010. Net income attributable to China Biologic as a percentage of total sales was 11.5% for the first nine months of 2011 and 35.9% for same period in 2010. The declines were a result of the cumulative effect of the foregoing factors.

Diluted earnings per share were $0.08 for the first nine months of 2011 and $1.07 in the same period in 2010.

Excluding non-cash employee stock compensation expenses, change in the fair value of derivative liabilities and interest related to the convertible notes, non-cash impairment loss of goodwill, controlling interest portion of the loss on abandonment of assets and controlling interest portion of the raw material write-off as a result of the closure of the plasma collection stations of Guizhou Taibang, non-GAAP adjusted net income for the first nine months of 2011 was $27.7 million or $1.04 per diluted share from non-GAAP net income of $29.1 million or $1.10 per diluted share for the first nine months of 2010.

Financial Condition

To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders.

Net cash provided by operating activities was $25.8 million for the nine months ended September 30, 2011, derived primarily from a net income of $23.7 million.

Net cash used in investing activities for the nine months ended September 30, 2011 was $5.6 million, primarily used for equipment and buildings purchase and for construction in progress for collection and production operations.

Net cash used in financing activities for the nine months ended September 30, 2011 totaled $7.8 million mainly due to a $10.9 million repayment of a short-term bank loan, a $7.6 million payment to acquire the remaining 10% interest in our 90% majority-owned subsidiary, and a dividend payment of $7.7 million to noncontrolling interest shareholders, partly offset by cash provided by a new short-term loan totaling $18.4 million.

As a result, the Company’s cash increased by $15.4 million in the first nine months of 2011, including the effects of foreign currency exchange rate changes on cash. As of September 30, 2011, China Biologic had $80.3 million in cash, primarily consisting of cash on hand and bank deposits. As of September 30, 2011, working capital was $111.7 million, and the current ratio was 285.5% . Total shareholders’ equity was $175.9 million as of September 30, 2011 compared with $145.0 million as of December 31, 2010.

The Company believes that it has sufficient cash on hand and continuing positive cash inflow from the sale of our plasma-based products in the PRC market.

Conference call

China Biologic will host a dial-in conference call at 8:00 a.m. EST (New York) on November 8, 2011 (which is 9:00 p.m. in Beijing and Hong Kong on the same day), to discuss its results for the third quarter 2011. To participate in the conference call, please dial the appropriate number about 10 minutes prior to the scheduled conference call time:

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
U.K. toll-free number	0 800 279 7818
Mainland China toll-free number	800 876 8626
Hong Kong local access	3005 2050
International toll number	+852 3005 2050
Participant pass code	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 7:00 a.m. EST on December 7, 2011.

The dial-in details for the telephone replay are:
U.S. toll-free number	1 866 753 0743
U.K. toll-free number	0 808 234 7126
Mainland China toll free number	800 876 8594
Hong Kong local access	3005 2020
International dial-in toll number	+852 3005 2020
Replay pass code	138 012#

Use of non-GAAP financial measures

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan, changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method), the impairment loss of goodwill, the loss on abandonment of long-lived assets and the write-off of raw plasma materials due to the closure of plasma collection stations of Guizhou Taibang. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is one of the leading plasma-based biopharmaceutical companies in China.

The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website at www.chinabiologic.com for additional information.

Safe harbor statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including, among others, statements regarding: the Company’s financial and business outlook in 2011, the closure of the plasma collection centers in Guizhou, its expected effect on the Company’s financial performance, business operations and the industry, the Company’s ability and plan to seek alternative solutions and opportunities, the Company’s production plan, sales strategy and its ability to maximize profit and adapt to changing market, the ability of the Company to achieve its commercial objectives, the business strategy, plans, and objectives of the Company and its subsidiaries, including its ability to successfully implement its growth strategies, including its strategy to expand direct sales to hospitals and inoculation centers in order to boost future sales, and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected financial performance in 2011 and growth, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATION

	For the three months ended		For the nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Sales
External customers	$41,137,473	$35,847,351	$117,197,707	$103,289,680
Related party	166,228	156,414	242,274	720,954
Total sales	41,303,701	36,003,765	117,439,981	104,010,634

Cost of sales
External customers	13,741,811	8,648,875	35,531,374	26,046,001
Related party	32,698	33,627	67,302	80,365
Cost of sales	13,774,509	8,682,502	35,598,676	26,126,366

Gross profit	27,529,192	27,321,263	81,841,305	77,884,268

Operating expenses
Selling expenses	3,703,683	2,229,685	9,191,739	5,029,474
General and administrative expenses	8,110,693	5,832,118	23,240,140	16,700,320
Research and development expenses	509,061	431,991	2,439,029	1,332,025
Impairment loss of goodwill	18,064,183	-	18,064,183	-
Loss on abandonment of long-lived assets	6,536,517	-	6,536,517	-

(Loss) / income from operations	(9,394,945)	18,827,469	22,369,697	54,822,449
Other income / (expense)
Equity in income of an equity method investee	712,320	323,015	1,446,402	668,670
Change in fair value of derivative liabilities	2,863,870	3,792,793	15,061,119	9,897,199
Interest expense	(404,349)	(735,016)	(4,385,872)	(1,688,074)
Interest income	473,278	223,731	913,003	556,731
Other (expenses) / income, net	(63,773)	(142,285)	(1,134,055)	575,219
Total other income, net	3,581,346	3,462,238	11,900,597	10,009,745

(Loss) /earnings before income tax expense	(5,813,599)	22,289,707	34,270,294	64,832,194

Income tax expense	1,022,310	3,373,557	10,602,775	11,406,599

Net (loss) / income	(6,835,909)	18,916,150	23,667,519	53,425,595

Less: Net income attributable to the noncontrolling interest	2,525,768	5,182,647	10,120,516	16,092,661

Net (loss) / income attributable to China Biologic Products, Inc.	$(9,361,677)	$13,733,503	$13,547,003	$37,332,934

Net (loss) / income per share of common stock:
Basic	$(0.37)	$0.58	$0.55	$1.59
Diluted	$(0.37)	$0.39	$0.08	$1.07

Weighted average shares used in computation:
Basic	25,551,125	23,513,533	24,849,403	23,471,084
Diluted	25,551,125	26,578,471	26,707,840	26,575,801

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010

ASSETS
Current Assets
Cash	$80,300,299	$64,941,368
Accounts receivable, net of allowance for doubtful accounts	19,124,281	9,922,111
Accounts receivable - a related party	-	212,611
Inventories	65,818,643	52,300,447
Other receivables	2,923,558	2,727,110
Prepayments and prepaid expenses	1,433,821	855,338
Deferred tax assets	2,367,782	1,860,753
Total Current Assets	171,968,384	132,819,738

Property, plant and equipment, net	39,915,911	39,511,731
Intangible assets, net	7,270,644	14,559,020
Land use rights, net	4,976,918	4,701,450
Prepayments and deposits for property, plant and equipment	5,780,682	4,254,423
Goodwill	-	17,778,231
Equity method investment	8,448,892	7,297,201
Total Assets	$238,361,431	$220,921,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans	$10,955,000	$3,034,000
Accounts payable	4,765,086	4,392,772
Due to related parties	3,300,957	3,192,140
Other payables and accrued expenses	23,396,836	21,606,730
Advance from customers	4,195,098	3,560,018
Income tax payable	9,121,469	6,659,805
Other taxes payable	2,172,825	2,146,868
Convertible notes	-	1,196,233
Derivative liabilities - embedded conversion option in convertible notes	-	14,561,661
Derivative liabilities - warrants	2,324,134	11,095,592
Total Current Liabilities	60,231,405	71,445,819
Other payable	342,032	333,008
Deferred tax liabilities	1,844,463	4,098,834
Total Liabilities	62,417,900	75,877,661

Stockholders’ Equity
Common stock: par value $.0001; 100,000,000 shares authorized; 25,551,125 and 24,351,125 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	2,555	2,435
Additional paid-in capital	47,390,339	35,435,139
Retained earnings	69,286,104	55,739,101
Accumulated other comprehensive income	12,063,349	8,023,121
Total stockholders’ equity attributable to China Biologic Products, Inc.	128,742,347	99,199,796

Noncontrolling interest	47,201,184	45,844,337

Total Equity	175,943,531	145,044,133

Commitments and contingencies	-	-

Total Liabilities and Equity	$238,361,431	$220,921,794

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended
	September 30, 2011	September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,667,519 $	53,425,595
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	3,264,962	2,379,794
Goodwill impairment loss	18,064,183	-
Loss on abandonment of long-lived assets	6,536,517	-
Amortization	2,575,176	2,614,637
Loss on sale of property, plant and equipment	172,893	9,685
Provision for doubtful accounts, net	81,311	427,411
Write-down of obsolete inventories	712,492	121,244
Deferred tax benefit	(2,789,505)	(582,664)
Stock compensation	3,648,255	681,653
Change in fair value of derivative liabilities	(15,061,119)	(9,897,199)
Amortization of deferred note issuance cost	91,945	258,753
Amortization of discount on convertible notes	3,503,767	784,822
Equity in income of an equity method investee	(1,446,402)	(668,670)
Change in operating assets and liabilities:
Accounts receivable - third parties	(8,834,281)	(4,450,082)
Accounts receivable - a related party	216,030	(20,176)
Other receivables	(214,826)	(439,357)
Inventories	(12,396,932)	(10,666,230)
Prepayments and prepaid expenses	(688,391)	(746,863)
Accounts payable	229,802	9,738
Other payables and accrued expenses	1,769,221	1,456,220
Accrued interest - noncontrolling interest shareholders	-	(2,068,526)
Advance from customers	514,559	176,961
Income tax payable	2,216,995	(1,561,895)
Other taxes payable	(41,341)	51,216
Net cash provided by operating activities	25,792,830	31,296,067

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividend received	663,987	-
Acquisition of a subsidiary, net of cash acquired	-	(4,026,415)
Payment for property, plant and equipment	(5,878,973)	(6,225,041)
Payment for intangible assets and land use right	(424,971)	(1,338,218)
Net cash used in investing activities	(5,639,957)	(11,589,674)

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDTIED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the nine months ended
	September 30, 2011	September 30, 2010

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	-	689,160
Proceeds from stock option exercised	100,000	-
Proceeds from short term bank loans	18,373,200	5,884,000
Repayment of short term bank loans	(10,871,200)	(4,461,731)
Acquisition of noncontrolling interest	(7,635,000)	-
Repayment of noncontrolling interest shareholder loan	-	(3,652,500)
Dividend paid by subsidiaries to noncontrolling interest shareholders	(7,744,100)	(8,628,886)
Net cash used in financing activities	(7,777,100)	(10,169,957)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	2,983,158	1,198,711

NET INCREASE IN CASH	15,358,931	10,735,147

Cash, beginning of period	64,941,368	53,843,951

Cash, end of period	$80,300,299	$64,579,098

Supplemental cash flow information
Cash paid for income taxes	$11,175,285	$13,477,608
Cash paid for interest expense	$690,755	$247,649
Noncash investing and financing activities:
Convertible notes conversion	$12,972,000	$2,498,957
Reclassification of warrant liability to paid-in capital upon warrants conversion	$-	$1,747,765
Utilization of prepayments and deposits to acquire intangible assets	$128,861	$441,300
Utilization of prepayments and deposits to acquire property, plant and equipment	$526,328	$630,925

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

		Three months ended			Three months ended
		9/30/2011			9/30/2010
Net income / (loss) Diluted EPS		Net Income	EPS		Net Income	EPS
Adjusted net income for diluted net income per share - Non GAAP		$11,034,533	$0.42		$10,548,336	$0.40
Non-cash employee stock compensation		$(1,229,968)			$(63,812)
Gain from change in fair value of warrants		$2,863,870		$
Impairment loss of goodwill		$(18,064,183)		$
Loss on abandonment of long-lived assets attributable to controlling interest		$(3,529,719)		$
Written-off of raw material attributable to controlling interest due to closure of plasma stations		$(436,210)			$-
Net income / (loss) for diluted net income per share		$(9,361,677)	$(0.37)		$10,484,524	$0.39
Interest on the Notes	$				$(543,814)
Gain from change in fair value of embedded conversion option in the Notes	$				$2,267,027
Gain from change in fair value of warrants	$				$1,525,766
Net income attributable to controlling interest		$(9,361,677)			$13,733,503
Weighted average number of shares		25,551,125			26,578,471
Weighted average number of shares used in computation of Non GAAP diluted EPS		26,419,932			26,578,471

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

	Nine months ended		Nine months ended
	9/30/2011		9/30/2010
Net income Diluted EPS	Net Income	EPS	Net Income	EPS
Adjusted net income for diluted net income per share - Non GAAP	$27,744,418	$1.04	$29,117,513	$1.10
Impairment loss of goodwill	$(18,064,183)		$-
Loss on abandonment of long-lived assets attributable to controlling interest	$(3,529,719)		$-
Written-off of raw material attributable to controlling interest due to closure of plasma stations	$(436,210)		$-
Non-cash employee stock compensation	$(3,648,255)		$(681,653)
Net income for diluted net income per share	$2,066,051	$0.08	$28,435,860	$1.07
Interest on the Notes	$(3,580,167)		$(1,000,125)
Gain from change in fair value of embedded conversion option in the Notes	$6,289,661		$6,076,772
Gain from change in fair value of warrants	$8,771,458		$3,820,427
Net income attributable to controlling interest	$13,547,003		$37,332,934
Weighted average number of shares	26,707,840		26,575,801
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,707,840		26,575,801